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                 [WILSON SONSINI GOODRICH & ROSATI LETTERHEAD]

                               December 24, 1996


VIA EDGAR
---------

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549
Attn: Filing Desk, Mail Stop 1-4

        Re:  VIEWSTAR CORPORATION
             REGISTRATION STATEMENT ON FORM S-1
             ----------------------------------

Ladies and Gentlemen:

     On behalf of Viewstar Corporation, a California corporation (the "Company"), we hereby withdraw the Company's Registration Statement on Form S-1 filed with the Securities and Exchange Commission on August 5, 1996 (Registration No. 333-09573).

    Please contact Robert Jack of our offices or me with any questions or comments that you have.

                                       Very truly yours,

                                       WILSON SONSINI GOODRICH & ROSATI
                                       Professional Corporation

                                       /s/  JASON M. BRADY
                                       ---------------------------------
                                       Jason M. Brady

cc:  Robert I. Pender
     Robert Jack